UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

TUCOWS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

Dear Fellow Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Tucows Inc. to be held at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, Canada, on Thursday, June 7, 2007, at 4:30 p.m. (local time).

The accompanying notice of annual meeting and proxy statement describes the matters we will discuss and vote on at the annual meeting. You will also have an opportunity to ask questions.

Please read the accompanying notice of annual meeting and proxy statement carefully. It is important that your shares be represented at the meeting, whether or not you attend the meeting and regardless of the number of shares you own. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the annual meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or Internet. You can revoke your proxy anytime before the annual meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page three of this proxy statement. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

Your vote is very important. We look forward to seeing you on June 7, 2007.

Sincerely,

Elliot Noss
President and Chief Executive Officer

TUCOWS INC.

96 Mowat Avenue
Toronto, Ontario M6K 3M1
Canada

Notice of Annual Meeting of Shareholders - June 7, 2007

The 2007 annual meeting of shareholders of Tucows Inc. will be held at 4:30 p.m. (local time) on
June 7, 2007 at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, Canada, to:

1.                 Elect seven directors to serve on our board of directors until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.                 Ratify the appointment of KPMG LLP as our independent public accountants to audit our financial statements for the year ending December 31, 2007; and

3.                 Transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

At the annual meeting, the board of directors intends to present Eugene Fiume, Erez Gissin, Allen Karp, Lloyd Morrisett, Elliot Noss, Jeffery Schwartz and Stanley Stern as nominees for election to the board of directors.

Only shareholders of record on the books of the company at the close of business on April 30, 2007 will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Our board of directors is soliciting the enclosed proxy. Please carefully read the accompanying proxy statement for more information regarding the business to be transacted at the annual meeting. You will also find enclosed our 2006 annual report on Form 10-K.

We will make available at the annual meeting a complete list of the shareholders entitled to vote at the annual meeting, and you may examine the list for any purpose related to the annual meeting.

Regardless of whether you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the annual meeting in person. Returning the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the annual meeting.

Michael Cooperman
Chief Financial Officer and Secretary

Toronto, Ontario
April 30, 2007

Your vote is important. Please vote by using the Internet, vote by telephone or sign and return the enclosed proxy card as soon as possible to ensure your representation at the annual meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
OTHER MATTERS TO BE DECIDED AT THE ANNUAL MEETING	28
ADDITIONAL INFORMATION	28
Shareholder proposals for the 2008 annual meeting	28
Cost of proxy solicitation	29

TUCOWS INC.
96 Mowat Avenue
Toronto, Ontario M6K 3M1
Canada

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
June 7, 2007

We are sending this proxy statement to shareholders of Tucows Inc., a Pennsylvania corporation, in connection with our board of directors’ solicitation of proxies for use at our annual meeting of shareholders on June 7, 2007. We invite you to attend in person. We have also enclosed our 2006 annual report on Form 10-K (which does not form a part of the proxy solicitation material).

VOTING INFORMATION

Record date.

The record date for the annual meeting was April 30, 2007. You may vote all shares of our common stock that you owned as of the close of business on that date. On April 30, 2007, we had 74,739,242 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted at the annual meeting. We will begin mailing this proxy statement and the proxy card on or about May 3, 2007 to shareholders of record as of the close of business on the record date.

How to vote.

By mail. If you hold your shares through a securities broker (that is, in street name), you may complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted as you instruct, unless you subsequently revoke your instructions.

By telephone. If you hold your shares through a securities broker, you may vote by telephone by following the instructions included with the voting instruction card forwarded to you by your broker.

By Internet. If you hold your shares through a securities broker, you may vote your shares via the Internet by following the instructions included with the voting instruction card forwarded to you by your broker. If you vote your shares via the Internet, you may incur costs such as telephone and Internet access charges.

At the annual meeting. Submitting your vote by mail or via the Internet does not limit your right to vote in person at the annual meeting if you later decide to do so. If you hold your shares in street name and want to vote in person at the annual meeting, you must obtain a proxy from your broker and bring it to the annual meeting.

Revoking your proxy.

You can revoke your proxy at any time before your shares are voted at the annual meeting by:

•       sending a written notice of revocation to our secretary at our principal executive office (96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada);

•       submitting a properly executed proxy showing a later date to our secretary at our principal executive office; or

•       attending the annual meeting and voting in person. Merely attending the annual meeting will not revoke your proxy.

Returning your proxy without indicating your vote.

If you return a signed proxy card without indicating your vote and do not revoke your proxy, your shares will be voted according to the board of directors’ recommendations.

Withholding your vote or voting to “abstain.”

In the election of directors, you can withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be excluded entirely from the vote and will have no effect on the outcome.

Votes required to hold the annual meeting.

On June 7, 2007, we need a majority of shares of common stock outstanding as of April 30, 2007, the record date, present, in person or by proxy, to have a quorum to be able to hold the annual meeting. Shares represented by a properly signed and returned proxy are considered present at the annual meeting for purposes of determining a quorum, regardless of whether the holder of such shares or proxy withholds his, her or its vote or abstains. Broker non-votes also count as shares present at the annual meeting for purposes of a quorum

Votes required to elect directors.

A plurality of the votes cast is required for the election of directors. Accordingly, the seven nominees for election as directors who receive the highest number of votes actually cast will be elected.

Votes required to ratify the appointment of KPMG LLP.

The affirmative vote of a majority of the votes cast by all holders of shares of common stock represented at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP as our independent public accountants for the year ended December 31, 2007.

Street Name Shares and Broker Non-Votes.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors. Non-routine matters include matters such as the approval of stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted .on non-routine matters and will not be counted in the voting results. Shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. Broker non-votes will not be counted toward a nominee’s total of affirmative votes in the election of directors and will have no effect on the approval of the other proposals.

Postponement or adjournment of annual meeting.

If the annual meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You will still be able to revoke your proxy until it is voted.

BENEFICIAL OWNERSHIP OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Stock ownership of management.

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as shareholders. Under the rules of the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Voting power includes the power to vote or direct the voting of shares, and investment power includes the power to dispose of or direct the disposition of shares. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered beneficially owned under the SEC’s rules.

The following table sets forth the beneficial ownership of our common stock, as of April 1, 2007 by each of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, as well as by all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

	Beneficial Ownership of Common Stock
Name	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable within 60 Days of April 1, 2007	Total Common Stock Beneficially Owned	Percent of Class(1)
Executive officers and directors
Elliot Noss	401,197	(2)	2,157,480	2,558,677	3.3%
Michael Cooperman	90,715		868,569	959,284	1.3%
David Woroch	93,050		132,290	225,340	*
Judith Fields	—		111,665	111,665	*
Alain Chesnais	—		31,250	31,250	*
Eugene Fiume	—		20,000	20,000	*
Erez Gissin	—		25,000	25,000	*
Allen Karp	20,000	(4)	35,000	55,000	*
Lloyd Morrisett	65,000	(3)	85,000	150,000	*
Jeffrey Schwartz	—		50,000	50,000	*
Stanley Stern	173,850		213,050	386,900	*
All directors and executive officers as a group (13 persons)	843,812		3,741,804	4,585,616	5.8%

*                    Less than 1%.

(1)          Based on 74,713,234 shares outstanding as of April 1, 2007, adjusted for shares of stock beneficially owned but not yet issued.

(2)          Includes an aggregate of 86,869 shares of common stock owned by two separate family trusts of which Mr. Noss is the trustee.

(3)          These shares of common stock are owned jointly by Dr. Morrisett and his wife.

(4)          These shares of common stock are owned by Karp Corp., Inc., as nominee for Mr. Karp’s wife.

Principal shareholders.

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of April 1, 2007.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Diker GP, LLC 745 Fifth Avenue, Suite 1409 New York, New York 10151	9,407,035	(2)	12.6%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	9,533,900	(3)	12.8%
Mark Cuban 5424 Deloache Avenue Dallas, TX 75220	6,932,784	(4)	9.3%

(1)          Based on 74,713,234 shares outstanding as of April 1, 2007.

(2)          As disclosed on Amendment No. 2 to Schedule 13G, filed with the SEC on February 13, 2007. The shares are held indirectly by Diker Management, LLC, in its capacity as the Registered Investment Adviser of certain managed accounts and funds. The reporting person is a Registered Investment Adviser and as such disclaims all beneficial ownership of these shares and in any case disclaims beneficial ownership of these shares except to the extent of the reporting person’s pecuniary interest in the shares. The reporting person is a Registered Investment Adviser but elected to file a Form 3 nonetheless.

(3)          As disclosed on Amendment No. 2 to Schedule 13G, filed with the SEC on February 14, 2007.

(4)          As disclosed on Schedule 13D filed with the SEC on August 22, 2006.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2007 annual meeting. The board of directors proposes that the following seven nominees, all of whom are currently serving as directors, be elected for a term of one year and until their successors are duly selected and qualified. The number of directors fixed pursuant our governing instruments and a resolution adopted by our board of directors is nine. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board of directors. Unless you withhold authority to vote for these persons, your proxy will be voted FOR the election of the seven nominees.

The directors standing for election are:

Stanley Stern	Chairman of the board of directors since August 2001

Mr. Stern, age 50, has been a managing director and head of investment banking with Oppenheimer & Co. Inc., an investment banking firm, since April 2004. From February 2002 to March 2004, Mr. Stern served as a managing director and head of investment with C.E. Unterberg, Towbin, an investment banking firm. From January 2000 to February 2002, Mr. Stern served as managing director of STI Ventures Advisory USA Inc. and as a member of the board of directors and the investment committee of STI Ventures, a venture capital company focusing on the high technology market.

Eugene Fiume	Director since June 2005

Mr. Fiume, age 49, is a Professor (since 1995) and past Chair (1998-2004) of the Department of Computer Science at the University of Toronto, where he also co-directs the Dynamic Graphics Project. Mr. Fiume’s board positions include the Scientific Advisory Board of GMD, Germany, Max-Planck Center for Visual Computing and Communication, TrueSpectra, Inc., Communications and Information Technology Ontario (CITO). In addition, Mr. Fiume serves on the advisory boards of CastleHill Ventures, PlateSpin, BitFlash, TrueSpectra, OctigaBay Systems and NGRAIN Corporation and the Executive Advisory Board of the IBM Lab in Toronto. Mr. Fiume also works with venture capital companies and SMEs on due diligence and strategy.

Erez Gissin	Director since August 2001

Mr. Gissin, age 48, is the chief executive officer of BCID Ltd., an investment company focusing on infrastructure development projects in China. From July 2000 till March 2005, Mr. Gissin has served as the Chief Executive Officer of IP Planet Networks Ltd., an Israeli satellite communication operator providing Internet backbone connectivity and solutions to Internet Service Providers. Before that, from July 1995 to July 2000, Mr. Gissin was vice president, business development of Eurocom Communications Ltd., a holding company that controls several telecommunications services, equipment and Internet companies in Israel and elsewhere. Mr. Gissin is also a director of Partner Communications Ltd. (NASDAQ: PTNR).

Allen Karp	Director since October 2005

Mr. Karp, age 66, is currently a director of several companies. Mr. Karp was a partner in the law firm of Goodman and Carr LLP, where he practiced law from 1966 until 1986. Mr. Karp had been with Cineplex Odeon Corporation since 1986, where he retired as Chairman and Chief Executive Officer in 2002; and as Chairman Emeritus in 2005. Mr. Karp sits on the board of directors of Teknion Corporation, where he is lead director and sits on all major committees; is a Trustee of Royal LePage Franchise Services Fund and a director of its management company, the Chair of its corporate governance committee and sits on the audit committee; is Chairman of IBI Income fund, and is Chair of the corporate governance committee; is a Director Alliance Atlantis Communications Inc., and is Chair of the Human Resources and Compensation Committee; and is Chairman of the Toronto International Film Festival Group and a member of all major committees.

Lloyd Morrisett	Director since February 1994

Dr. Morrisett, age 77, served as a director of Infonautics, Inc., our predecessor, beginning in February 1994 and served as chairman of the board of directors of Infonautics beginning in March 1998 until we merged with a Delaware corporation in August 2001 and became Tucows Inc. He is the co-founder of the Children’s Television Workshop—now Sesame Workshop—and served from 1969 to 1998 as president of The Markle Foundation, a charitable organization.

Elliot Noss	Director since August 2001

Mr. Noss, age 43, is our president and chief executive officer and has served in such capacity since the completion of our merger with Tucows Delaware in August 2001. From May 1999 until completion of the merger in August 2001, Mr. Noss served as president and chief executive officer of Tucows Delaware. Before that, from April 1997 to May 1999, Mr. Noss served as vice president of corporate services of Tucows Interactive Ltd., which was acquired by Tucows Delaware in May 1999.

Jeffrey Schwartz	Director since June 2005

Jeffrey Schwartz, age 44, was originally Vice President of the Juvenile Division of Dorel Industries, a position he held until 1989, when our Canadian divisions were merged and he became our Vice-President, Finance. Mr. Schwartz held the position of Vice-President, Finance from 1989 until 2003. In 2003, his title was changed to Executive Vice-President and Chief Financial Officer. Mr. Schwartz is a graduate of McGill University in Montreal and has a degree in the field of business administration.

The board of directors unanimously recommends a vote FOR the nominees listed above.

CORPORATE GOVERNANCE

Governance Principals

The governance principals of our board of directors include the charter of our audit committee, our Code of Conduct, and our Code of Ethics. Each of these documents and various other documents embodying our governance principals are published on our website at www.tucowsinc.com. Amendments and waivers of our Code of Ethics will either be posted on our website or filed with the SEC on a current report on Form 8-K.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Affirmative Determinations Regarding Director Independence

Our board of directors has determined that each of Messrs. Stern, Fiume, Gissin, Schwartz and Karp and Dr. Morrisett are independent directors as defined in Section 121A of the American Stock Exchange (“AMEX”) listing standards. In this proxy statement, these six directors are referred to individually as an “independent director” and collectively as the “independent directors.”

Meetings.

Our board of directors met nine times during the 2006 fiscal year. Our board of directors also took action by unanimous written consent on 4 occasions during the 2006 fiscal year. Each director attended at least 75% of the total number of meetings of the board of directors and the committees on which he served during the 2006 fiscal year other than Mr. Gissin who attended 67%.

Executive Sessions of Independent Directors.

A majority of the independent directors meet quarterly in executive sessions without members of our management present. Mr. Schwartz was responsible for chairing the executive sessions.

Policy regarding attendance.

Directors are expected, but are not required, to attend board meetings, meetings of committees on which they serve, and shareholder meetings, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly. Elliot Noss attended our 2006 annual meeting of shareholders in person while the remainder of the board of directors were available by teleconference.

Committees.

Our board of directors has two committees, an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and a compensation committee which has not adopted a written charter. Our committees generally meet in connection with regularly scheduled quarterly and annual meetings of the board of directors, with additional meetings held as often as its members deem necessary to perform its responsibilities. From time to time, depending on the circumstances, the board may form a new committee or disband a current committee.

The audit committee currently consists of Mr. Schwartz, Mr. Karp and Dr. Morrisett, all of whom are independent directors as defined in Section 121A of the AMEX listing standards.

The audit committee held six meetings during the 2006 fiscal year. The audit committee’s purposes are:

•       To assist the board of directors in its oversight of (1) our accounting and financial reporting processes and the audits of our financial statements, and (2) our compliance with legal and regulatory requirements;

•       To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

•       To prepare the report required by the rules of the SEC to be included in our annual proxy statement.

Each of the members of our audit committee is an independent director and satisfies the independence standards specified in Section 121A of the AMEX listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, the board of directors has determined that Mr. Schwartz qualifies is an “audit committee financial expert” as defined under Item 407(d)(v) of Regulation S-K. The board of directors has adopted a written charter for the audit committee, which the audit committee has reviewed and determined to be in compliance with the rules set forth in the AMEX listing requirements. For further information concerning the audit committee, please see the Audit Committee Report on page 28.

The compensation committee members in the 2006 fiscal year, all of whom are independent directors as defined in Section 121A of the AMEX listing standards, were Mr. Stern, Mr. Schwartz and Dr. Morrisett.

The committee held three meetings during the 2006 fiscal year. The compensation committee has responsibility for the oversight, review and approval of senior management’s compensation philosophy and practices. To assist it in meeting this mandate the compensation committee has the authority to hire its own independent advisors and is authorized to delegate responsibilities to management, independent accountants and internal and outside lawyers.

The compensation committee makes recommendations to the board of directors on compensation for the chief executive officer and approves the compensation for individuals that report directly to the chief executive officer, including the named executive officers, to ensure that they meet corporate objectives. For this purpose, named executive officers” are defined as the chief executive officer, the chief financial officer and our three other most highly compensated executive officers. The board of directors and the compensation committee also review, approve and evaluate short-term and long-term incentive designs and incentive awards for our senior management. The committee also has the responsibility to review and discuss our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC. The board as a whole reviews the recommendations of the compensation committee and gives final approval on the compensation for the chief executive officer.

Director nomination process.

We do not have a standing nominating committee or a charter with respect to the nominating process. Our board of directors believes that it is not necessary to have such a committee because its size and composition allow it to adequately identify and evaluate qualified candidates for directors. By resolution, our board of directors has adopted a policy regarding director nominations. Under this policy, a majority of our independent directors, as defined in Section 121A of the AMEX listing standards, consider and recommend to the whole board the potential director nominees.

Our board of directors will consider any candidate proposed in good faith by a shareholder. To do so, our board of directors has adopted a resolution that requires a shareholder to timely submit to our secretary at the address set forth on the first page of this proxy statement the following:

•       the candidate’s name and the information about the individual that would be required to be included in a proxy statement under the rules of the SEC;

•       information about the relationship between the candidate and the nominating shareholder;

•       the consent of the candidate to serve as a director; and

•       proof of the number of shares of our common stock that the nominating shareholder owns and the length of time the shares have been owned.

To be timely, a shareholder’s nomination must be delivered to our secretary at least 120 days before the date on which we first mailed our proxy materials for our prior year’s annual meeting of shareholders. Subject to compliance with statutory or regulatory requirements, our board of directors does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates.

In considering candidates for nomination, our board of directors shall seek individuals who evidence strength of character, mature judgment and the ability to work collegially with others. Furthermore, it is the policy of our board of directors that it endeavor to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge and business and other experience useful to the effective oversight of our business; therefore, in considering whether to nominate a person for election as a director, the independent directors and our board of directors will consider, among other factors, the contribution such person can make to the collective competencies of the board based on such person’s background. In determining whether to nominate a current director for re-election, the board will take into account these same criteria as well as the director’s past performance, including his or her participation in and contributions to the activities of the board. Because we do not have a standing nominating committee, the seven nominees that are currently serving as directors were selected for re-election by our whole board.

Ethics policy for senior officers.

Our board of directors has adopted an ethics policy for our senior officers, including our chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the ethics policy for senior officers can be obtained from our Internet web site at http://www.tucowsinc.com, without charge.

Communications with the board of directors.

We provide an informal process for shareholders to send communications to our board of directors. If you wish to communicate with our board of directors, you may send correspondence to the attention of our Secretary at our address set forth on the first page of this proxy statement. The Secretary will submit your correspondence to the chairman of the board of directors, the chairman of the appropriate committee, or the appropriate individual director, as applicable.

Director compensation.

Directors who are employees receive no additional or special compensation for serving as directors. The board of directors determines the total amount of the annual retainer as well as the amounts of any meeting or committee fee based upon recommendations from the compensation committee of the board and input from the chief executive officer.

Under the terms of our current equity compensation plan, we make formula grants of nonqualified stock options to our non-employee directors and members of committees of our board of directors as described below. All stock-based compensation for our Non-employee directors is governed by our 2006 Omnibus Equity Compensation Plan (the “2006 Plan”) or its predecessor, our 1996 Equity Compensation Plan (the “1996 Plan”). All options granted under the formula grants are immediately exercisable, have an exercise price equal to the fair market value per share of our common stock as determined by the per share price as of the close of business on the date of grant and have a five-year term.

•       on the date each non-employee director becomes a director, he or she is granted options to purchase 15,000 shares of our common stock;

•       on the date each director becomes a member of a committee of our board of directors, he or she is granted options to purchase 10,000 shares of our common stock with respect to each committee on which he or she sits;

•       on each date on which we hold our annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors will receive an automatic grant of options to purchase 5,000 shares of our common stock; and

•       on each date on which we hold our annual meeting of shareholders, each member of a committee of our board of directors in office immediately before and after the annual election of directors will receive an automatic grant of options to purchase 5,000 shares of our common stock.

Effective as of January 1, 2004, non-employee directors who serve as members of our audit committee receive an annual fee of $12,000 and non-employee directors who serve on our compensation committee receive an annual fee of $6,000. All fees are paid in quarterly installments. In addition, prior to January 1, 2006, non-employee directors who physically attended board meetings received a fee of $3,000 for each meeting attended. Effective January 1, 2007, all non-employee directors will receive the following meeting attendance fees:

Director meeting attendance fee (Beginning fiscal 2007)
Board Meeting Personal Attendance Fees (per meeting)	$3,000
Regularly Scheduled Telephonic Board Meeting Attendance Fees (per meeting)	$500
Regularly Scheduled Telephonic Audit Committee Meeting Attendance Fees (per meeting)	$250
Regularly Scheduled Telephonic Compensation Committee Meeting Attendance Fees (per meeting)	$250

We also purchase directors and officers liability insurance for the benefit of our directors and officers as a group in the amount of $10 million. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or its committees. No fees are payable to directors for attendance at specially called meetings of the board.

The table below shows all compensation paid to each of our non-employee directors during 2006. Each of the directors listed below served for the entire year, with the exception of Mr. Lipton, who chose not to stand for reelection at our 2005 annual meeting and ceased to be a director on November 22, 2006.

	Fees earned or	Option	All other
Name	paid in cash ($)	awards ($)(1)	compensation ($)	Total ($)
(a)	(b)	(d)	(g)	(h)
Stanley Stern	12,000	5,090	—	17,090
Eugene Fiume	6,000	2,545	—	8,545
Erez Gissin	6,000	2,545	—	8,545
Allen Karp	18,000	5,090	—	23,090
Lloyd Morrisett	21,000	7,635	—	28,635
Jeffrey Schwartz	24,000	7,635	—	31,635
Alan Lipton	—	—	—	—
	87,000	30,540	—	117,540

(1)          On November 22, 2006 under the 2006 Omnibus Equity Compensation Plan (the “2006 Plan”), our non-employee directors were awarded these automatic option grants. Under the 2006 Plan these options vested immediately and carry an exercise price of $0.80. All these options remained outstanding at December 31, 2006 and have a five year term. The Grant Date Fair Value of the Option Grants was based on the Black-Scholes option-pricing model and used the same assumptions that are set forth in Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Compensation policy and overall objectives.   The objective of our compensation program is to attract and retain the senior leadership required to build superior, long-term shareholder value in a rapidly changing high technology environment. Our goal is to compete in the market for high caliber individuals with the talent and capabilities that we believe are necessary to our success. We construct our executive compensation program and its various components to reflect market practices. Our pay philosophy incorporates a pay-for-performance approach to align our executives’ interests with those of our shareholders, and to provide a motivational element..

General Executive Compensation Process.   The compensation committee establishes total compensation opportunities (and each of the individual elements) for Elliot Noss, President and chief executive officer. The committee also approves the compensation of the other executive officers, with input from the chief executive officer. To assist it in performing its duties, the committee utilizes market data to assess our relative position among technology companies of similar size. For the fiscal year ended December 31, 2006, data was collected and used from several salary surveys, with Culpepper becoming the company standard. We also conduct comprehensive market reviews of compensation philosophy and practices on a periodic basis to establish pay practices that are both competitive and reasonable and meet the company’s objectives. This information is presented to the compensation committee to assist with assessment of competitive compensation for our executives.

The committee considers and determines the compensation package for the chief executive officer based on a competitive analysis prepared from the market data and includes consideration of financial performance relative to plans, projections and long term operating goals, shareholder return and shareholder value. The committee first determines the total targeted compensation opportunity for the chief executive officer and then the appropriate mix of the elements of compensation, based on an analysis of the market data. During the compensation review process, the chief executive officer recommends the compensation levels for all other executive officers to the compensation committee, based on peer group levels. The committee specifically approves all compensation for our executive officers.

Elements of Compensation.   The primary elements of our executive compensation is composed of the following components: “fixed compensation” that includes base salary, benefits , such as general health, life and disability insurance plans, most of which are available to all salaried employees, and “performance-related compensation” that includes an annual incentive plan, an overachievement plan, special awards and a long-term incentive plan. The base salary reflects the value an individual brings to our organization on a day-to-day basis. The annual incentive is designed to reward delivery of agreed upon financial and strategic plans during a given year, and the long-term incentive serves to drive performance that reflects shareholder interests and provide rewards commensurate with investor returns. Termination benefits are designed to recognize peer group practices and to recognize long-term service and attract and retain quality executives. We do not have any retirement benefits at this stage. In determining actual compensation levels, we consider all elements of the program in total rather than any one element in isolation.

In setting compensation levels we are guided by the competitive practices in the peer group and in general, our “target positioning” provides competitive pay (50th percentile to the market) for achieving target performance. The percentage of total compensation allocated to salary, annual incentive and long-term incentive varies by individual, and that individual determination is based on the responsibilities of the individual executive, consistent with executives at other companies in similar positions. For 2006, we targeted for a percentage of total executive compensation to performance-related compensation, of no less than 34% of the chief executive officer’s total annual compensation, and from 17% to 39% of the total annual compensation for our other named executive officers.

For annual incentives, the cash bonus for the chief executive officer, executives and key employees is entirely dependent upon our net income performance. In addition, if we exceeds our approved budget, the named executives and key employees participate in an overachievement bonus that is designed to allow us to emphasize additional goals for management. For fiscal 2006, the committee designated that 30% of the amount that we exceeded the adjusted net income target approved by the board during the 2006 operational plan process, should be placed in a pool to reward the named executives and key employees. For this purpose, adjusted net income is defined as net income adjusted for depreciation, amortization, interest, taxes and further adjusted for net deferred revenue and certain cash and non-cash charges. We establish a target level for each of the various performance criteria at a level high enough that it is viewed as a target that will be beneficial to shareholders. The individual target level for a numerical performance criterion may change from year to year. For long-term incentive compensation, we primarily use market trends to determine the number of stock options to grant each year.

Our normal practice for an executive who is new in his/her position is to establish compensation at the 50th percentile to the market and then to assess the executives performance annually thereafter to establish if any if any increase is warranted. Other reasons that could result in a material increases in compensation generally relate to promotions or added responsibilities as well as broader labor market conditions. The total 2006 salary, target annual incentive and long term incentive compensation for our named executive officers were 15.1% below the peer group median.

Base salary.   Base salary provides an executive with basic compensation and reflects the value of the employee in the market as well as his or her historic contribution to our success. As a guideline, we usually establish base salary at approximately the median compensation level among the peer group. In 2006, salaries of our chief executive officer and other named executive officers were 8.3% below that market median. We initially determine base salaries for executives by evaluating their level of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries will be driven primarily by performance. We evaluate an executive’s performance based upon his or her sustained level of contribution to the company. The compensation committee has historically made salary adjustments for the named executive officers on an annual basis.

In determining the chief executive officer’s base salary, the compensation committee considers a number of factors, including data regarding chief executive officer salaries in the peer group, the scope of his responsibilities, and the length of time he has served in the position. For our chief executive officer, we have steadily increased his base salary and effective January 1, 2006, the committee increased his base salary by 14.6% to $233,051. Effective January 1, 2007, Mr. Noss’s base salary will increase to $268,000, which remains approximately 10% below the median level of the peer group. In making base salary recommendations to the compensation committee for the other named executive officers, the chief executive officer considers similar factors.

Annual IncentivePlans (Non-equity Incentive Plan Compensation).

Annual Incentive Plan.   We structure our annual incentive compensation program based on a quarterly assessment of our year-to-date net income performance (with a holdback to ensure that annual goals are the primary consideration) against our approved budget. We believe that this ensures regular motivation of named executives and key employees and allows a significant portion of an executive’s compensation to vary with our results in a given year, while providing financial incentives to executives to achieve our short term financial and strategic objectives. The annual incentive communicates to executives the key accomplishments the compensation committee wishes to reward and ensures that overall executive compensation correlates with our goals. With respect to key operational factors and non-financial goals we believe important to our long-term success that may not be immediately reflected in financial performance metrics such as revenue or net income, we attempt to identify them separately as non-pecuniary goals that go in to the over evaluation of performance.

As long as we have achieved the minimum year-to-date quarterly net income target set by the committee, a quarterly bonus payment, computed on a pro-rata basis up to 100% of quarterly target, will be paid. No bonus payments, including personal performance payments, will be made unless the minimum year-to-date net income goal has been achieved. Quarterly payments are subject to a 25% holdback which is paid once the assessment of the annual net income has been completed.

In establishing the annual incentive pool we review data regarding the median percentage of net income allocated by the peer group to annual incentives. Based on this information, the chief executive officer makes a recommendation to the compensation committee regarding the maximum percentage of our net income to be allocated to the annual incentives pool for all members of our senior management (including named executive officers) for the year. During the annual operating plan process, the committee sets the maximum percentage of net income available for annual incentives for that year (28% for 2006 and 18% for 2007). At that time, the committee also approves the maximum portion of the annual incentive pool payable to each of the chief executive officer’s direct reports and authorizes the chief executive officer to set the annual personal performance objectives, if any, for each executive and key employee participating in the plan. Personal performance is assessed by the chief executive officer as part of the review of the annual results. The committee also recommends to the board for approval the targeted bonus for the chief executive officer. The allocation of a percentage of the maximum annual incentive pool to each of the named executive officers is discretionary with the compensation committee, but generally is based on the named executive officer’s compensation relative to the other named executive officers.

Once the annual financial results are available, the committee reviews with the chief executive officer the dollar amounts payable for each of the named executives based on a combination of our net income performance and their personal performance. For fiscal 2006, as we exceeded the minimum year-to-date net income target for the quarters ended March 2006 and June 2006, quarterly bonus payments were made. As we did not exceed the minimum year-to-date net income target for the quarters ended September 2006 and December 2006 no further bonus payments were made.

As we achieved our net income targets for the quarters ended March 2006 and June 2006, our chief executive officer received $45,513 of his annual incentive for 2006 performance. This represented 37% of the maximum annual incentive available under the annual incentive plan. As we did not achieve our year-to-date net income targets for the quarters ended September 2006 and December 2006 no further payments were made.

The compensation committee’s assessment of the annual incentives for the other named executive officers was based on the same criteria described above.

Special Cash Award.   On January 10, 2006 and January 13, 2006, in recognition of the successful closing of the acquisition of Critical Path, inc. the compensation committee of our board of directors unanimously approved special cash award bonuses totaling $46,432 to certain of our employees who actively participated in the acquisition. Bonus recipients included the following named executive officers:

Name	Cash award
Michael Cooperman	13,240
Alain Chesnais	8,827
Judith Fields	8,827

Overachievement Bonus Plan 2006.   The overachievement bonus is an annual bonus that is designed to allow us to emphasize additional goals for exceeding our approved budget. The committee has designated an adjusted net income target be utilized for this purpose. The committee defines adjusted net income as net income adjusted for depreciation, amortization, interest, taxes and further adjusted for net deferred revenue and certain cash and non-cash charges. During the annual operating plan process, the committee sets the maximum percentage of adjusted net income available for the overachievement bonus plan for that year (30% of the amount by which adjusted net income exceeds the approved budget for both 2006 and 2007) and also approved, for both 2006 and 2007, that 55% of the pool should be designated as the executive pool and 45% should be designated the key employee pool. At that time, the committee also approves the maximum portion of the executive pool payable to each of the chief executive officer’s direct reports and authorizes the chief executive officer to set the maximum portion of the key employee pool payable to each participating key employee. The committee also recommends to the board for approval the targeted overachievement bonus for the chief executive officer. The allocation of a percentage of the maximum executive pool to each of the named executive officers is discretionary with the compensation committee, but generally is based on the named executive officer’s compensation relative to the other named executive officers.

As we did not achieve our targeted adjusted net income for 2006, the compensation committee determined that no overachievement bonuses were payable.

Long Term Incentive Compensation and option granting process.   Our long-term incentive plan is designed to assist us in attracting, motivating, and retaining the quality executive talent we need and to reinforce management’s commitment to long-term improvement in both profitability and shareholder value. In prior years, the committee has made annual grants of stock options under the 1996 Plan to the named executive officers and other employees, most recently in August 2004. Supplemental grants are also made from time to time when the committee deems they are warranted. Since fiscal 2004 however, the 1996 Plan has had insufficient shares reserved for issuance to allow the committee to make annual grants, therefore no annual grants were made in 2006. In assessing if we should renew our option plan in April 2006, we commissioned Mercer Human Resource Consulting, or Mercer, to review our long term compensation alternatives. As part of their review of our long term incentive programs, Mercer reviewed our existing program, conducted a study of peer group programs and considered alternative programs, including cash based long term incentive awards, stock appreciation right plans, performance awards and restricted stock plans. Based on their review, we chose to continue granting stock options because we believe they best ensure alignment of financial interests among executives and shareholders. For this reason, on August 8, 2006 our board adopted the 2006 Plan which was presented to our shareholders for approval on November 22, 2006. Under the plan, the shareholders approved the reservation of 5 million common shares for issuance. Eligible participants include all employees of Tucows and its subsidiaries. Under the terms of the plans, management makes recommendations to the chief executive officer on the number of stock options, if any, to be granted to eligible participants based on the individual’s ability to affect future financial performance, competitiveness (with reference to the median of the peer groups), the individual’s past performance and an assessment of their individual contribution relative to other key employees in the organization and consistent with company culture. The chief executive officer’s grant is similarly determined by the compensation committee and all proposed grants are reviewed and approved by the committee. The only grant made to any of our named executive officers during 2006 was a grant of options to Alain Chesnais in February 2006 in connection with his commencement of employment as an executive officer.

Potential option grants are typically presented to the compensation committee for review and approval at our regularly-scheduled compensation committee meetings. These meetings are scheduled around the time of the public release of our year end and quarterly earnings reports and in accordance with the definition of fair market value in the Plan, have an exercise price equal to the closing price of our common stock as reported AMEX on the day the grant is approved by the committee.

In determining the number of shares available for annual award purposes, the committee primarily considered the competitive practices of our peer group. Based on our assessment, the committee has established that the maximum number of shares available for annual option grants should be set between 1% to 2% of our outstanding common stock. We believe that this places us at the lower end of current industry practice. We monitor changes in trends on an annual basis and may elect to vary the pool for annual grant purposes from year to year.

As no annual grants have been made since August, 2004, under the newly adopted 2006 Equity Compensation Plan, on March 19, 2007 the compensation committee approved annual grants totaling 1,372,500 common shares to current eligible employees, of which 510,000 were granted to our named executive officers. All of these stock options have an exercise price of $0.85 per share, vest annually in four equal installments commencing on the anniversary of the date of grant and have a 7 year term. The stock options granted to our named executive officers are listed in the following table:

Number of
Options
Name	Granted
Elliot Noss	150,000
Michael Cooperman	120,000
David Woroch	80,000
Alain Chesnais	80,000
Judith Fields	80,000
510,000

Other Compensation.   We structure our other compensation to provide competitive benefit packages to employees, including our executives. We offer certain perquisites and other personal benefits to executives, primarily consisting of automobile allowances, general health, life and disability insurance plans (as well as the severance and change in control benefits described below). We tie these benefits to competitive practices in the market, a practice the compensation committee believes enables us to attract and retain executives with the talents and skill sets we require.

We offer certain benefits, such as a portion of health insurance premiums, to all salaried employees, while senior managers and executives are provided between $1,000 and $1,500 per annum as an additional benefit which is placed in their flexible health spending account. We also encourage all Canadian salaried employees to contribute to their Registered Retirement Savings Plans by offering them an annual matching contribution of up to $662 to their Registered Retirement Savings Plans. A similar benefit is offered to US based salaries employees whereby they are encouraged to contribute to our 401(k) plan. This plan currently operates under a safe harbor employer contribution under which we will match the first 3% contributed by the employee and 50% of the next 2% contributed to the plan. We try to structure our benefit programs to be comparable to those offered by most companies.

Change in Control Agreements.   We provide a severance plan to executives, as a retention incentive and in the case of our chief executive officer and chief financial officer, a change in control plan enacted in 2003 to ensure that in a potential change in control situation that could benefit our shareholders, that they are personally indifferent to the outcome of the transaction. Our change in control program is designed to ensure that our chief executive officer and chief financial officer work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. Each of our senior executives also has an Executive Agreement that provides that if the executive’s employment is terminated without cause, the executive will receive specified benefits.

Overall compensation assessment.   It is the view of the compensation committee and the board of directors that the compensation philosophy and principles, as well as the executive compensation levels for the named executive officers, are appropriate for the size of the organization, the scope and complexity of the businesses managed and the achievement of certain goals and objectives during the year. We believe that the combination of salary and bonus made to the named executive officers for the 2006 fiscal year were reasonable considering their duties and responsibilities and their individual contributions to the company. It is also our view that the offering of a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of officers and other key employees with those of our shareholders. We believe that our 2006 fiscal year compensation program met these objectives. For the 2007 fiscal year, we have approved an incentive compensation program based on similar principles that applied to the program in the 2006 fiscal year. Furthermore, it is contemplated that any stock options or awards that may be granted will be granted in accordance with our currently approved plan or on a case-by-case basis, as and when deemed appropriate.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation components based on accounting factors. With respect to tax treatment, we consider the tax effect of types of compensation. In the main, we attempt to structure incentive compensation to secure the deduction for performance-based compensation under Section 162(m) of the Code. Section 162(m) denies a deduction for compensation paid to a named executive officer in a taxable year for compensation in excess of $1,000,000 unless such excess amount meets the definition of “performance-based compensation.” We attempt to structure our stock options, as well as significant portions of the annual incentive, to meet the criteria for performance-based compensation. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to a named executive officer, may exceed this limitation in any particular year.

We have no policy addressing recovery of performance-based awards to the extent financial results underlying those awards are restated, but that situation has never arisen. If it does occur, our compensation committee would determine the appropriate action under the circumstances.

Summary compensation table.

The following Summary Compensation table provides a summary of the compensation earned by the chief executive officer, Elliot Noss, the chief financial officer, Michael Cooperman and our three other most highly compensated executive officers for services rendered in all capacities during the fiscal year ended December 31, 2006. Specific aspects of this compensation are dealt with in further detail in the tables that follow. All dollar amounts below are shown in U.S. dollars. If necessary, amounts that were paid in Canadian dollars during the 2006 fiscal year were converted into U.S. dollars based upon the exchange rate of 1.1329 Canadian dollars for each U.S. dollar, which represents the average Bank of Canada exchange rate for the 2006 fiscal year.

Current Compensation
Summary Compensation Table

				Option	All Other
		Salary	Bonus	Awards(1)	Compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
Elliot Noss President and Chief Executive Officer	2006	242,739	45,513	32,769	9,268	330,289
Michael Cooperman Chief Financial Officer	2006	194,192	36,648	26,277	10,857	267,974
David Woroch Vice President, Sales	2006	150,058	27,309	10,465	6,620	194,452
Alain Chesnais(6) Vice President, Product Development	2006	154,471	27,446	18,929	6,620	207,466
Judith Fields Vice President, Operations	2006	132,404	16,275	6,865	1,324	156,868

(1)          Represents the dollar amount we recognized in our 2006 income statement for option awards to the named executive officers, calculated in accordance with FAS 123R, and thus include amounts from awards granted in 2006 and in prior years. Please see the note entitled “Stock Option Plans” in the notes to our audited financial statements included in our 2006 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.

(2)          Amounts reported in this column are comprised of the following items:

	Additional
	Health		Health
	Spending	Car	Club	All Other
	Credits	Allowance	Membership	Compensation
	($)	($)	($)	($)
Elliot Noss	1,324	7,944	—	9,268
Michael Cooperman	1,324	7,415	2,118	10,857
David Woroch	1,324	5,296	—	6,620
Alain Chesnais	1,324	5,296	—	6,620
Judith Fields	1,324	—	—	1,324

Grants of Plan Based Awards

The following table discloses certain information concerning options granted during 2006 to each of the named executive officers and their participation in non-equity incentive plan awards that provide for potential future payments.

						All Other
						Option
						Awards:	Exercise	Grant Date
						Number of	or Base	Fair Value
		Compensation	Estimated Future Payouts Under			Securities	Price of	of Stock
		Committee	Non-Equity Incentive Plan Awards(1)			Underlying	Option	and Option
	Grant	Meeting	Threshold	Target	Maximum	Options(2)	Awards	Awards(3)
Name	Date	Date	($)	($)	($)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)
Elliot Noss President and Chief Executive Officer	1/0/00	—	—	121,370	121,370	—	—	—
Michael Cooperman Chief Financial Officer	—	—	—	83,225	83,225	—	—	—
David Woroch Vice President, Sales	—	—	—	97,096	97,096	—	—	—
Alain Chesnais(6) Vice President, Product Development	2/7/06	2/7/06	—	66,202	66,202	100,000	0.94	17,107
Judith Fields Vice President, Operations	—	—	—	26,481	26,481	—	—	—

(1)                Amounts in these columns represent the potential 2006 Annual Incentive Plan amounts as approved in our 2006 budget. Amounts in these columns exclude the potential 2006 Overachievement Bonus Plan more fully described above. To the extent that any overachievement is payable, the named executives will be eligible for the following percentages of the executive pool:

Name	Eligibility% of executive pool share of overachievement bonus
Elliot Noss	25.00%
Michael Cooperman	20.00%
David Woroch	13.75%
Alain Chesnais	13.75%
Judith Fields	13.75%

(2)                These columns represent stock options granted under our 1996 Equity Compensation Plan. Under the 1996 Equity Compensation Plan, these options vest over a period of four years and carry an exercise price of $0.94. These stock options were approved by the compensation committee on February 7, 2006. These options are not exercisable for one year after the grant. Thereafter they become exercisable at the rate of 25% after the first year, with the remaining 75% vesting evenly at each month end over the next thirty six months, becoming fully exercisable after the 4th year. All of these options remain outstanding at month end over the next thirty six months, becoming fully exercisable after the 4th year. All of these options remain outstanding at December 31, 2006 and have a ten year term. The Grant Date Fair Value of the Option Grants was based on the Black-Scholes option-pricing model and used the same assumptions that are set forth in Note 8 to our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

(3)                Amounts in this column represent all options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executive officers as of December 31, 2006:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Elliot Noss :	60,000	—	$0.44	07/01/2012
	214,575	—	$0.37	01/01/2011
	278,948	—	$0.37	01/21/2010
	1,394,738	—	$0.37	05/03/2009
	63,750	12,750	$0.36	08/04/2013
	116,667	83,333	$0.58	08/10/2014
	2,128,678	96,083
Michael Cooperman	50,000	—	$0.44	07/01/2012
	643,725	—	$0.37	10/31/2009
	63,750	12,750	$0.36	08/04/2013
	87,500	62,500	$0.58	08/10/2014
	844,975	75,250
David Woroch	42,915	—	$0.49	03/28/2010
	20,000	—	$0.44	07/01/2012
	25,000	5,000	$0.36	08/04/2013
	35,000	25,000	$0.58	08/10/2014
	122,915	30,000
Alain Chesnais	—	100,000	$0.94	02/06/2016
	—	100,000
Judith Fields	42,915	—	$0.49	09/18/2010
	20,000	—	$0.44	07/01/2012
	25,000	5,000	$0.36	08/04/2013
	17,500	12,500	$0.58	08/10/2014
	105,415	17,500

The stock options grants listed in the above table were issued under our 1996 Equity Compensation Plan. Under the 1996 Equity Compensation Plan, these options vest over a period of four years and have a 10 year term. These options are not exercisable for one year after the grant. Thereafter they become exercisable at the rate of 25% after the first year, with the remaining 75% vesting evenly at each month end over the next thirty six months, becoming fully exercisable after the 4th year.

Potential Payments on Termination or Change In Control

We have certain agreements that require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of the Company. These agreements are summarized following the table below and do not include any payment for termination for cause. The tables below show estimated compensation payable to each named executive officer upon various triggering events. Actual amounts can only be determined upon the triggering event.

Elliot Noss(1)

	2006	Termination without Cause	Change in Control
Compensation
Base Salary/Severance(2)		$242,739	$1,222,739
Bonus Plan(3)		121,370	121,370
Acceleration of Unvested Equity Awards(4)		28,748	28,748
Benefits(5)
Car Allowance		7,944	7,944
Healthcare Flexible Spending account		1,324	1,324
Healthclub		—	—
		$402,125	$1,382,125

Michael Cooperman(1)

	2006	Termination without Cause	Change in Control
Compensation
Base Salary/Severance(2)		$194,192	$684,192
Bonus Plan(3)		83,225	83,225
Acceleration of Unvested Equity Awards(4)		17,216	23,123
Benefits(5)
Car Allowance		7,415	7,415
Healthcare Flexible Spending account		1,324	1,324
Healthclub		2,118	2,118
		$305,490	$801,397

Dave Woroch(1)

	2006	Termination without Cause	Change in Control
Compensation
Base Salary/Severance(2)		$150,058	$150,058
Bonus Plan(3)		97,096	97,096
Acceleration of Unvested Equity Awards(4)		6,500	6,500
Benefits(5)
Car Allowance		5,296	5,296
Healthcare Flexible Spending account		1,324	1,324
Healthclub		—	—
		$260,274	$260,274

Alain Chesnais(1)

	2006	Termination without Cause	Change in Control
Compensation
Base Salary/Severance(2)		$154,471	$154,471
Bonus Plan(3)		66,202	66,202
Acceleration of Unvested Equity Awards(4)		—	—
Benefits(5)
Car Allowance		5,296	5,296
Healthcare Flexible Spending account		1,324	1,324
Healthclub		—	—
		$227,293	$227,293

Judy Fields(1)

	2006	Termination without Cause	Change in Control
Compensation
Base Salary/Severance(2)		$132,404	$132,404
Bonus Plan(3)		26,481	26,481
Acceleration of Unvested Equity Awards(4)		4,475	4,475
Benefits(5)
Car Allowance		—	—
Healthcare Flexible Spending account		1,324	1,324
Healthclub		—	—
		$164,684	$164,684

(1)          For the purpose of the table we assumed an annual base salary at the executive’s level as of December 31, 2006.

(2)          Severance for Mr. Noss is compensation for one year plus one month additional compensation for each completed year of service capped at 18 months. For Messrs. Cooperman, Woroch or Chesnais or Ms. Fields severance compensation is for six months plus one month additional compensation for each completed year of service.

(3)          For the purpose of the table we assumed that the annual incentive bonus target as of December 31, 2006 had been achieved and that no overachievement bonus or special bonuses would be payable.

(4)          For purposes of the above table, we have assumed that if we terminate Mr. Noss without cause all his unvested options vest automatically and that for Messrs. Cooperman, Chesnais or Woroch or Ms. Fields, that their options continue to vest through any severance period. On a change in control we have assumed that all unvested options for Messrs. Noss or Cooperman vest automatically and that for Messrs. Woroch or Chesnais or Ms. Fields, that their options continue to vest through and until the end of any severance period. Amounts disclosed in this table equal the closing market value of our common stock as of December 31, 2006, minus the exercise price, multiplied by the number of unvested shares of our common stock that would vest. The closing market value of our common stock on December 29, 2006 was $0.85.

(5)          Pay for unused vacation, extended health, matching registered retirement savings plan benefit, life insurance and accidental death and dismemberment insurance are standard programs offered to all employees therefore are not reported.

Employment Agreements—Termination

Employment contracts are currently in place for each of the named executive officers, which contracts detail the severance payments that will be provided on termination of employment and the consequent obligations of non-competition and non-solicitation.

The following details the cash severance payment that will be paid to each of the named executive officers in the event of termination without cause or termination for good reason.

Upon termination without cause, Messrs. Woroch and Chesnais and Ms. Fields are entitled to a severance payment in the amount of six months’ compensation plus one months’ compensation for each additional completed year of service. Severance payments can be made in equal monthly installments. Messrs. Woroch and Chesnais and Ms. Fields are bound by a standard non-competition covenant for a period of twelve months following their termination.

Messrs Noss and Cooperman’s employment agreements are subject to early termination by us due to:

•       the death or disability of the executive;

•       for “cause;” or

•       without “cause.”

If we terminate Mr. Noss without “cause,” he is entitled to receive 12 months of compensation plus one month of compensation for each year of service, to a maximum of 18 months of compensation.

If we terminate Mr. Cooperman’s employment without “cause,” he is entitled to receive six months of compensation plus one month of compensation for each year of service.

For purposes of the employment agreements, “cause” is defined to mean the executive’s conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony or willful failure or an executive’s refusal to perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from our board of directors.

Employment Agreements—Change in Control

Under their employment agreements, both Mr. Noss and Mr. Cooperman are also entitled to the change in control benefits described in the following paragraph if:

•       the executive resigns with or without “good reason” within the 30-day period immediately following the date that is six months after the effective date of the “change in control;” or

•       within 18 months after a “change in control” and executive’s employment is terminated either:

•        without “cause;” or

•        by resignation for “good reason.”

If an executive’s employment is terminated following a change in control under the circumstances described in the preceding paragraph, the executive is entitled to receive a lump sum payment based upon the fair market value of the company on the effective date of the “change in control” as determined by our board of directors in the exercise of good faith and reasonable judgment taking into account, among other things, the nature of the “change in control” and the amount and type of consideration, if any, paid in connection with the “change in control.” Depending on the fair market value of the company, the lump sum payments range from $375,000 to $2 million in the case of Mr. Noss, and from $187,500 to $1 million in the case of Mr. Cooperman. In addition to the lump sum payments, all stock options held by the executive officers will be immediately and fully vested and exercisable as of the date of termination.

A “change in control” is generally defined as:

•       the acquisition of 50% or more of our common stock;

•       a change in the majority of our board of directors unless approved by the incumbent directors (other than as a result of a contested election); and

•       certain reorganizations, mergers, consolidations, liquidations, or dissolutions, unless certain requirements are met regarding continuing ownership of our outstanding common stock.

“Good reason” is defined to include the occurrence of one or more of the following:

•       the executive’s position, management responsibilities or working conditions are diminished from those in effect immediately prior to the change in control, or he is assigned duties inconsistent with his position;

•       the executive is required to be based at a location in excess of 30 miles from his principal job location or office immediately prior to the change in control;

•       the executive’s base compensation is reduced, or the executive’s compensation and benefits taken as a whole are materially reduced, from those in effect immediately prior to the change in control; or

•       we fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations to the executive under his employment agreement.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above under the caption “Compensation Discussion and Analysis” with our management. Based on this review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee Members
Stanley Stern, Chair
Lloyd Morrisett
Jeffrey Schwartz

AUDIT COMMITTEE REPORT

The audit committee operates pursuant to a formal written charter that was most recently reassessed, approved and adopted by the audit committee on March 19, 2007.

In accordance with that charter and the independence criteria prescribed by applicable law and the rules and regulations of the SEC for audit committee membership, each of the members of the audit committee is an independent director and meets AMEX’s financial sophistication requirements. Mr. Schwartz has been designated by our board of directors as an “audit committee financial expert” pursuant to Item 407(d)(v) of Regulation S-K.

The purposes of the audit committee are described on page nine of this proxy statement under the caption “Corporate Governance—Committees” and in the charter of the audit committee. In particular, it is the audit committee’s duty to review the accounting and financial reporting processes of the company on behalf of the board. In fulfilling our responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements to be contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended, with our management and also with KPMG LLP, our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The audit committee has also discussed with KPMG LLP the matters that are required to be discussed by the auditors with the audit committee under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. Furthermore, the audit committee discussed with KPMG LLP their independence from management and the company and KPMG LLP provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC.

In performing all of these functions, the audit committee acts in an oversight capacity. The audit committee reviews our earnings releases before issuance and the annual report on Form 10-K, as amended, prior to filing with the SEC. In its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States.

Audit Committee Members
Jeffrey Schwartz, Chair
Allen Karp
Lloyd Morrisett

STOCK PERFORMANCE GRAPH

The following line graph and table compare the cumulative total shareholder return among our common stock, the NASDAQ Composite Index, and the Research Data group (RDG) Internet Composite Index. The graph and table assume a $100 investment in our common stock, the NASDAQ Stock Market (U.S. and Foreign) and the RDG Internet Composite Index on December 31, 2001 and the reinvestment of dividends, if any.

The comparisons shown in the table and line graph are based on historical data. The information used in the table and line graph was obtained from Research Data General, Inc., a source we believe to be reliable but we are not responsible for any errors or omissions in such information.

		NASDAQ	RDG Internet
December 31,	Tucows Inc.	CompositeIndex	CompositeIndex
12/01	100.00	100.00	100.00
12/02	93.55	69.66	74.19
12/03	154.84	99.71	104.93
12/04	225.81	113.79	116.40
12/05	267.74	114.47	114.29
12/06	274.19	124.20	126.71

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Tucows Inc., The NASDAQ Composite Index
And The RDG Internet Composite Index

*       $100 invested on 12/31/01 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ratification of appointment.

KPMG LLP has served as our independent auditors since our merger with Tucows Delaware in August 2001. The audit committee of our board of directors has appointed KPMG LLP as the independent auditors of the company and our subsidiaries for the year ending December 31, 2007. Although shareholder approval is not required, the board of directors desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the board of directors will review its future selection of auditors. A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

The board of directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

AUDIT FEES AND ALL OTHER FEES

A summary of the fees of KPMG LLP for the years ended December 31, 2006 and 2005 are set forth below:

	2006 Fees	2005 Fees
Audit Fees(1)	$273,900	$314,850
Audit-Related Fees	—	—
Tax Fees(2)	61,900	63,400
All Other Fees(3)	—	33,000
Total Fees	$335,800	$411,250

(1)          Consists of fees and expenses for the audit of consolidated financial statements, the reviews of our quarterly reports on Form 10-Q and services associated with registration statements.

(2)          Consists of fees and expenses for tax consulting and review services.

(3)          Consists of fees and expenses for valuation services related to our intellectual property.

Audit committee pre-approval of audit and permissible non-audit services of independent auditors.

The audit committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by our independent auditors. Under this policy, the audit committee pre-approves all audit and certain permissible accounting and non-audit services performed by the independent auditors. These permissible services are set forth on an attachment to the policy that is updated at least annually and may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the audit committee with an audit plan including proposed fees in advance of the annual audit. The audit committee approves the plan and fees for the audit.

With respect to non-audit and accounting services of our independent auditors that are not pre-approved under the policy, the employee making the request must submit the request to our chief financial officer. The request must include a description of the services, the estimated fee, a statement that the services are not prohibited services under the policy and the reason why the employee is requesting our independent auditors to perform the services. If the aggregate fees for such services are estimated to be less than or equal to $25,000, our chief financial officer will submit the request to the chairman of the audit committee for consideration and approval, and the engagement may commence upon the approval of the chairman. The chairman is required to inform the full audit committee of the services at its next meeting. If the aggregate fees for such services are estimated to be greater than $25,000, our chief financial officer will submit the request to the full audit committee for consideration and approval, generally at its next meeting or special meeting called for the purpose of approving such services. The engagement may only commence upon the approval of full audit committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee of our board of directors during the 2006 fiscal year were Mr. Schwartz, Mr. Stern and Dr. Morrisett. To ensure that our compensation policies are administered in an objective manner, our compensation committee is comprised entirely of independent directors. None of the members of our compensation committee has ever been an officer or employee of the company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities to file with the SEC reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

We believe that, under the SEC’s rules and based solely upon our review of the copies of the Forms 3, 4 and 5 furnished to us, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, that all of our executive officers, directors and persons who own more than 10 percent of a registered class of our equity securities complied with all Section 16(a) filing requirements applicable to them during 2006, except that each of the independent directors inadvertently filed one late Form 4 relating to the automatic annual grants awarded to them under the terms of the 2006 Tucows Equity Compensation Plan at our 2006 annual meeting.

OTHER MATTERS TO BE DECIDED AT THE ANNUAL MEETING

All of the matters we knew about as of the time of the mailing of this proxy statement to be brought before the annual meeting are described in this proxy statement. If any matters properly come before the annual meeting that are not specifically set forth on your proxy and in this proxy statement, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder proposals for the 2008 annual meeting.

If you would like to submit a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2007 you may do so by following the procedures prescribed in SEC Rule 14a-8 under the Securities and Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received by the Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada, at any time before December 28, 2007.

If you would like to present a proposal at the 2008 annual meeting, but do not want to include the proposal in our proxy statement, you will have to comply with the advance notice procedures set forth in our Second Amended and Restated Bylaws that were ratified at our 2006 annual meeting. The new bylaws require that a shareholder submit a written notice of intent to present such a proposal that is received by our secretary no more than 90 days and no less than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal for the 2008 annual meeting no earlier than January 20, 2008 and no later than March 4, 2008. If the notice is received before January 20, 2008 or after March 4, 2008, it will be considered untimely and we will not be required to present it at the 2008 annual meeting.

If we do not receive notice by that date, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Cost of proxy solicitation.

We will pay the expenses of the preparation of the proxy materials and the solicitation by the board of directors of your proxy. We will make solicitations primarily by mail or by facsimile and our regular employees may solicit proxies personally or by telephone but will not be specifically compensated for such services. We will ask brokerage houses and other nominees, custodians and fiduciaries to forward proxy soliciting material and our annual report on Form 10-K to the beneficial owners of the shares of our common stock held of record by them, and we will reimburse these record holders for their reasonable out-of-pocket expenses incurred in doing so.

By Order of the Board of Directors,

Michael Cooperman
Chief Financial Officer and Secretary

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — June 7, 2007

This proxy is solicited by the Board of Directors of Tucows Inc.

This proxy is solicited by the board of directors of Tucows Inc. for the annual meeting of shareholders to be held on June 7, 2007, at 4:30 p.m. (local time) at the offices of the company: 96 Mowat Avenue, Toronto, Ontario, Canada.

The undersigned having duly received notice of the annual meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoints Elliot Noss and Michael Cooperman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Tucows Inc., upon all subjects that may properly come before the annual meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card.  The shares represented by this proxy will be voted as directed by the undersigned.  If no directions are given, the proxies will be voted in accord with the Directors’ recommendations on the subjects listed on this card and at their discretion on any other matter that may properly come before the annual meeting or any adjournment thereof.

If you do not sign and return a proxy, or attend the annual meeting and vote by ballot, your shares cannot be voted, nor your instructions followed.

Proposal 1:                                  Election of the following nominees as Directors:  Stanley Stern, Eugene Fiume, Erez Gissin, Allen Karp, Lloyd N. Morrisett, Elliot Noss and Jeffrey Schwartz.

Authority withheld for the following only: (Please strike through name above)

The board of directors unanimously recommends a vote “FOR” each of the nominees.

FOR	☐	AUTHORITY WITHHELD FOR ALL NOMINEES	☐

Proposal 2:                                  Ratification of KPMG LLP as Auditors

The board of directors unanimously recommends a vote “FOR” ratification.

FOR	☐	AGAINST	☐	ABSTAIN	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the annual meeting.

Attendance of the undersigned at the annual meeting or at any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to revoke said proxy in person. If the undersigned hold(s) any of the shares of Tucows Inc. in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE		, 2007

SIGNATURE

SIGNATURE

Votes must be indicated (X) in Black

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF TWO WAYS:

1.                                      VOTE BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.                                      VOTE BY MAIL.: If you do not wish to vote by internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by Internet 24 hours a day, 7 days a week.
Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card